SCHEDULE 14A/A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934

                       (Amendment No. 1)


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ]  Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [X]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      THE DIANA CORPORATION
________________________________________________________________
        (Name of Registrant as Specified In Its Charter)

________________________________________________________________
           (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):


     [ ]  $125.00 per Exchange Act Rules 0-11(c)(ii), 14a-6(i)(1)
          or 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.


     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [ ]  Fee computed on table below per Exchange Act Rules
          14a-6(i)(4) and 0-11.

          1)  Title of each class of securities to which
              transaction applies:
              ________________________________________________

          2)  Aggregate number of securities to which
              transaction applies:
              _________________________________________________

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
              __________________________________________________

          4)  Proposed maximum aggregate value of transaction:
              __________________________________________________

          5)  Total fee paid:


     [X]  Fee paid earlier.


     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and date of its filing.

          1)  Amount Previously Paid:
              __________________________________________________

          2)  Form, Schedule or Registration No.:
              __________________________________________________

          3)  Filing Party:
              __________________________________________________

          4)  Date Filed:
              __________________________________________________

THE DIANA CORPORATION


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 22, 1996



TO THE SHAREHOLDERS OF THE DIANA CORPORATION:

The Annual Meeting of the Shareholders of THE DIANA CORPORATION (the "Company") will be held in the Devonshire Room at the Chatsworth Hotel, 9777 Topanga Canyon Blvd., Chatsworth, California 91311, 818/709-7054 on August 22, 1996 at 1:00 p.m., local time, to consider and act upon the following matters:


1.  The election of two directors to serve for a three-year term.


2. Any other matters that may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on June 24, 1996, are entitled to notice of and to vote at the meeting.

You are cordially invited to attend the meeting. Your vote is important no matter how large or small your holdings may be. Whether or not you plan to attend the meeting, please date, sign and return the accompanying proxy at your earliest convenience so as to assure the largest possible representation at the meeting. A reply envelope is provided for this purpose which needs no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy may be revoked.

                                   By Order of the Board of Directors,



                                   R. Scott Miswald
                                   Secretary



Milwaukee, Wisconsin
July 31, 1996

                                PROXY

         ANNUAL MEETING OF SHAREHOLDERS OF THE DIANA CORPORATION




RICHARD Y. FISHER and R. SCOTT MISWALD, and each of them, are hereby appointed proxies, with full power of substitution, to represent and to vote, as set forth on the reverse side, all shares of stock the undersigned is entitled to vote at the annual meeting of shareholders of The Diana Corporation, to be held in the Devonshire Room at the Chatsworth Hotel, 9777 Topanga Canyon Blvd., Chatsworth, California 91311 on August 22, 1996 at 1:00 p.m. local time, and at any adjournments thereof, hereby revoking any proxy heretofore given.



THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CHOICE IS INDICATED, WILL BE VOTED FOR ITEM 1.


1.  ELECTION OF DIRECTORS:              RICHARD Y. FISHER AND
                                        JACK E. DONNELLY


FOR all nominees      WITHHOLD          (INSTRUCTION: To withhold authority
listed (except as     AUTHORITY         to vote for any individual nominee,
marked to the         to vote for       write that nominee's name on the
contrary.)            all nominees      space provided below.)
                          listed
                                        ___________________________________
  [ ]                  [ ]

2. In their discretion on such other matters as may properly come before the meeting.

                                   Dated:________________________________1996

                                   __________________________________________

                                   __________________________________________

                                   (Please sign exactly as name appears
                                   hereon.  If stock is owned by more than
                                   one person, all owners should sign.) If signing as attorney, administrator, executor, guardian or trustee, please indicate such capacity. A proxy given by a corporation should be signed by an authorized officer.

                                   THIS PROXY IS SOLICITED BY THE BOARD OF
                                   DIRECTORS OF THE CORPORATION.

THE DIANA CORPORATION

8200 West Brown Deer Road
Suite 200
Milwaukee, Wisconsin  53223



PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 22, 1996

Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Diana Corporation (the "Company") for the Annual Meeting of Shareholders to be held in the Devonshire Room at the Chatsworth Hotel, Chatsworth, California 91311, 818/709-7054 on August 22, 1996 at 1:00 p.m., local time, and any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shares represented by properly executed proxies will be voted at the meeting in accordance with the directions contained therein, but a proxy may be revoked at any time prior to its exercise by written notice filed with the Secretary of the Company or the acting secretary of the meeting, including by subsequent written proxy, or by oral notice to the presiding officer during the meeting.

In addition to use of the mails, proxies may be solicited in person or by telephone or facsimile by directors, officers and regular employees of the Company, and no additional compensation will be paid to these persons for their efforts. All expenses of soliciting proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and Form 10-K for the fiscal year ended March 30, 1996 ("Form 10-K") to the beneficial owners of shares which such persons hold of record. The Company may also request other holders of record to forward copies to the beneficial owners, and reimburse them for reasonable forwarding expenses. This proxy statement, the accompanying proxy and the 1996 Form 10-K are being mailed to shareholders commencing on or about July 31, 1996.

Voting Securities

Holders of record of the Company's Common Stock at the close of business on June 24, 1996, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. On June 24, 1996, 5,028,590 shares of Common Stock were outstanding. Each holder is entitled to one vote in person or by proxy for each such share of stock registered in his name on the above date. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. If a quorum is present, the nominees for directors of the Company who receive the greatest number of votes will be elected. Abstentions are considered as shares present and entitled to vote but are not counted as votes cast in the affirmative on a given matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as shares present and entitled to vote.

Principal Shareholders

The following sets forth as of July 12, 1996, information concerning (i) beneficial ownership of the Company's Common Stock by the only persons who are known by the Company to own beneficially more than 5% of the Common Stock (including options exercisable within 60 days of July 12, 1996) and (ii) beneficial ownership of the Common Stock (including options exercisable within 60 days of July 12, 1996) by each director, nominee, and named executive officer and by all directors, nominees and executive officers of the Company as a group. Except as otherwise noted, the persons named below have sole voting and investment power with respect to shares shown as beneficially owned:


                                                      Number of
         Beneficial Owner                             Shares (1)    Percent

Richard Y. Fisher...................................  845,230 (2)   16.0%
  8200 West Brown Deer Road, Suite 200
  Milwaukee, WI  53223

Donald E. Runge.....................................  707,838       13.4%
  8200 West Brown Deer Road, Suite 200
  Milwaukee, WI  53223

Putnam Investments, Inc.............................  534,200 (3)   10.6%
  One Post Office Square
  Boston, MA 02109

Sattel Technologies, Inc............................  300,000        6.0%
  9145 Deering Avenue
  Chatsworth, CA  91311

Dimensional Fund Advisors, Inc......................  293,173 (4)    5.8%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA  90401

WisdomTree Capital Management, Inc..................  254,950 (5)    5.1%
  1633 Broadway, 38th Floor
  New York, NY  10019

Sydney B. Lilly.....................................  138,154 (2)    2.7%

Jay M. Lieberman....................................   26,084         *

Jack E. Donnelly....................................   19,271         *

R. Scott Miswald....................................    8,103 (2)     *

James J. Fiedler....................................      ---         *

Bruce C. Borchardt..................................      ---         *

All directors and executive officers as a group (7
  persons)..........................................1,744,680 (2)   30.7%


         *Less than 1 percent.

[FN]

(1) Includes options exercisable within 60 days of July 12, 1996 to purchase 262,264 shares for Messrs. Fisher and Runge, 119,266 shares for Mr. Lilly, 11,576 shares for Mr. Donnelly, 5,788 shares for Mr. Miswald and 661,158 shares for all directors and officers as a group.

(2) Mr. Fisher owns 20,000 shares (less than 1%) of common stock of Entree Corporation ("Entree"), an 81.25%-owned subsidiary of the Company. Mr. Lilly owns 30,000 shares (less than 1%) of Entree common stock. Mr. Miswald owns 10,000 shares (less than 1%) of Entree common stock. All directors and officers as a group beneficially own 60,000 shares (less than 1%) of Entree common stock. Mr. Lilly also has a 1% profits interest in Sattel Communications LLC, a subsidiary of the Company.

(3) Based on its Schedule 13G filed July 10, 1996, Putnam Investments, Inc. has shared voting power with respect to 43,100 shares and shared dispositive power with respect to 534,200 shares.

(4) Based on its Schedule 13G filed February 7, 1996, Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment adviser, is deemed to have beneficial ownership of 293,173 shares of Common Stock, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or the DFA Group Trust, an investment vehicle for qualified employee benefit plans, for both of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(5) Based on its Schedule 13D amendment dated April 22, 1996, WisdomTree Capital Management, Inc. ("WisdomTree") has shared voting and dispositive power over the shares, which are held by two partnerships for which WisdomTree acts as general partner. Mr. Jonathan L. Steinberg is Chairman and Chief Executive Officer of WisdomTree and Mr. Russell Anmuth is a Vice President. Mr. Anmuth has sole voting and dispositive power with respect to an additional 18,550 shares for a total beneficial ownership of 273,500 shares or 5.4% of the Company's outstanding shares.

Election of Directors

The six member Board of Directors in office following the Annual Meeting will be divided into three classes of two members each. The election of directors is staggered so that the term of only one class of directors expires each year. The term of each class is three years and the term of office for Messrs. Fisher and Fiedler will expire in 1999. Mr. Borchardt is filling a vacancy in the class with a term of office expiring in 1998. Mr. Runge has announced his intention to retire as President of the Company and his position on the Board of Directors is being filled by Mr. Fiedler.

The Board of Directors believes that all nominees will stand for election, but if any person nominated fails to stand for election, the persons named in the accompanying form of proxy or their substitutes will vote for a substitute nominee selected by the Board of Directors, unless the Board reduces the number of directors to be elected. The Board of Directors believes that each nominee named herein will serve if elected to the Board of Directors.

The Board of Directors recommends that shareholders vote FOR all nominees to be elected as Directors.

The following table sets forth certain information regarding the nominees and other directors.

                      Director     Principal Occupation for the
Name and Age           Since       Past Five Years; Directorships

                    Nominees For Terms Expiring in 1999

Richard Y. Fisher    1978    Chairman of the Board since 1984.  Mr. Fisher
    Age 63                   has held various executive positions with the
                             Company and its subsidiaries since 1984.  Mr.
                             Fisher is a director of Entree.

Jack E. Donnelly     1991    Principal of Bailey & Donnelly Associates,
    Age 61                   Inc., an investment company, since 1986.

                  Directors With Terms Expiring in 1998

Bruce C. Borchardt   1996    President of General Industries Investment
    Age 55                   Corporation, a private investment and holding
                             company, since 1989.

Sydney B. Lilly      1988    Executive Vice President of the Company since
    Age 67                   April 1995.  Legal and business consultant
                             from 1984 to 1995; Director of Entree.

                    Director With Term Expiring in 1997

Jay M. Lieberman     1989    Private law practice since 1987.
    Age 63

                    Director To Be Elected By The Board
                        With Term Expiring in 1997

James J. Fiedler      ---    Chairman and Chief Executive Officer, Sattel
    Age 49                   Communications LLC ("Sattel"), since September
                             1995.  From September 1994 to September 1995,
                             Mr. Fiedler was a principal in the consulting firm of Johnson & Fiedler. From July 1993 to
                             September 1994, Mr. Fiedler was president and a director of Summa Four Corp. From March 1985 to
                             July 1993, Mr. Fiedler served in various executive positions with Unisys Corp., including
                             Executive Vice President and Chief Operating
                             Officer at its Timeplex subsidiary. Prior to March 1985, Mr. Fiedler held executive positions with Sperry Corporation (subsequently acquired by Unisys Corp.) and General Instruments
                             Corporation.

The Board of Directors, its Committees, and Director Compensation

The Board of Directors held a total of 6 meetings during the fiscal year ended March 30, 1996. Each director attended at least 75% of the aggregate total number of meetings of the Board of Directors held during the last fiscal year and the total number of meetings held by all committees of the Board of Directors on which he served during the year.

The Board of Directors has one standing committee: an Audit Committee. The Audit Committee recommends to the Board of Directors the independent certified public accountants to perform audit and non-audit services, reviews the scope and results of such services, reviews with management and the independent certified public accountants the systems of internal control, assures adherence in accounting and financial reporting to generally accepted accounting principles and performs such other duties deemed appropriate by the Board of Directors. Currently, Mr. Lieberman is the only member of the Audit Committee. The Committee met once during the fiscal year ended March 30, 1996.

The Company has no standing nominating or compensation committee of the Board of Directors, or committees performing similar functions, because decisions regarding nomination of directors and executive compensation are made by the full Board of Directors.

In fiscal 1996, directors who were not executive officers or employees of the Company or a subsidiary of the Company ("Outside Directors") each received a grant of 1,818 shares of the Company's common stock. The number of shares of common stock granted to each director was determined by dividing $15,000 by the closing price of the Company's common stock on the New York Stock Exchange at the close of trading on the date of the 1995 Annual Meeting of Shareholders. The stock granted to the directors cannot be sold as long as the director is a member of the Board of Directors. The compensation for Outside Directors for fiscal 1997 has not been determined by the Company. Directors are also reimbursed for travel expenses. Members of the Audit Committee receive an additional fee of $1,250 per Audit Committee meeting.
In fiscal 1996, certain Board members were also compensated for performing certain other services for the Company. See "Compensation Committee Interlocks and Insider Participation."

EXECUTIVE COMPENSATION

The following table sets forth the total annual compensation paid or accrued by the Company for the account of the executive officers of the Company serving as such at the end of fiscal 1996.

                        Summary Compensation Table

                                                         Long Term
Name & Principal    Fiscal   Annual Compensation   Compensation Awards (1)
    Position        Year     Salary     Bonus          Stock Options (#)

Richard Y. Fisher    1996   $210,000   $64,550                  0
 Chairman            1995    444,538         0                  0
                     1994    394,538         0            100,000 (2)

Donald E. Runge      1996    210,000    64,550                  0
 President

Sydney B. Lilly      1996    210,000    64,550             78,750
 Senior Vice President

R. Scott Miswald     1996    110,000    11,614             10,000
 Vice President,     1995    110,000         0                  0
 Treasurer and       1994     95,000         0             50,000 (2)
 Controller

[FN]

(1) None of the named executive officers held restricted stock at March 30, 1996.

(2)  Represented options to purchase Entree common stock.

The table below provides information regarding stock options granted during fiscal 1996 to the persons named in the Summary Compensation Table:

                     Option Grants In Last Fiscal Year

                                                                               Potential Realizable
                     Number of       % of Total                               Value at Assumed Annual
                      Shares          Options                                   Rate of Stock Price
                     Underlying     Granted to                                   Appreciation for
                      Options       Employee in    Exercise    Expiration          Option Term
                     Granted (1)    Fiscal Year     Price         Date           5%            10%


Richard Y. Fisher          0           ---         $  ---         ---          $    ---      $    ---
Donald E. Runge            0           ---            ---         ---               ---           ---
Sydney B. Lilly       78,750 (2)       20.3%         6.19       04/02/00        134,676       297,601
R. Scott Miswald      10,000 (3)        2.6%        20.00       03/07/00         43,101        92,820


[FN]
     (1) All stock options were awarded with an exercise price equal to the fair market value of the common stock on the date of grant.

     (2)  Option is immediately exercisable.

     (3)  Option is exercisable in full on March 8, 1998.

The table below provides information regarding the value of in-the-money stock options held by named executive officers at March 30, 1996. Named executive officers did not exercise any stock options during the fiscal year.

                         Fiscal Year End Option Values

                                                  Value of Unexercised
                   Number of Unexercised Options  In-the-Money Options
                   at Fiscal Year End             at Fiscal Year End
   Name            Exercisable Unexercisable      Exercisable Unexercisable

Richard Y. Fisher     262,264            0        $6,054,594     $     0
Donald E. Runge       262,265            0         6,054,594           0
Sydney B. Lilly       119,266            0         2,748,898           0
R. Scott Miswald        5,788       10,000           138,280      87,500


Employment Agreements

The Company has entered into employment agreements (the "Agreements"), effective as of April 2, 1995, with Mr. Richard Fisher, Mr. Donald Runge and Mr. Sydney Lilly (the "Officers"). Mr. Fisher is serving as the Chairman of the Company, Mr. Runge is serving as President and Mr. Lilly is serving as Senior Vice President.

Each Agreement is for a term expiring March 31, 1997, subject to extension from year to year thereafter unless either the Company or the Officer provides 90 days prior notice that the term should be not so extended. Each Agreement provides for a minimum annual salary of $210,000, lifetime medical expense reimbursement for the Officer and his spouse (medical expense reimbursement is for the term of the Agreement for Mr. Lilly and to April 2, 2000 for his spouse), a bonus (described below) and nondiscrimination with respect to certain other benefits provided to the Company's officers. In addition, Mr. Lilly received a 5 year option to purchase 78,750 shares of common stock at $6.19 per share. Mr. Fisher's Agreement also provides for the payment through fiscal 2000 of deferred compensation previously earned by him.

Each Agreement provides for an annual bonus equal to the greater of (a) 1/2 of 1% of the purchase price or sales price relating to any business purchased or sold by the Company or its affiliates, or (b) an amount equal to (ROI less Base Rate) x Investment x 10%, where ROI equals the Company's earnings before interest and taxes divided by Investment, Investment equals shareholders equity (at the beginning of the year) plus average amount of debt (during the prior year) and Base Rate is 150% of the yield on 30 year treasury bonds at the beginning of the fiscal year.

In the event of termination of employment due to disability or death, the Officer is entitled to receive three-quarters of his salary and bonus for the year of termination. In the event an Officer terminates his employment following a change in his position, a failure to re-elect him as a director or a change-in-control of the Company, the Company must pay in a lump sum an amount equal to 100% of the salary for the rest of the year in which the employment terminated. The Officer would also be entitled to the entire bonus for the year of termination.

Mr. Runge has announced his intention to retire as President of the Company. As a result, his Agreement will not be renewed when it expires. It is anticipated that Mr. Runge will serve the remainder of the term of his Agreement. Mr. Runge has been President of the Company since 1990. He has held various executive positions with the Company and its subsidiaries since 1984. In addition, Mr. Runge has been President of General Growth, Inc., a private investment company, since 1990.

Compensation Committee Interlocks and Insider Participation

As noted above, the Board of Directors does not have a compensation committee, because executive compensation decisions are made by the full Board. All directors participate in the deliberations.

Mr. Fisher is the Company's Chairman. His employment agreement and his fiscal 1996 compensation are described above.

Mr. Runge is President of the Company. His employment agreement and his fiscal 1996 compensation are described above.

Mr. Lilly is Senior Vice President of the Company. His employment agreement and his fiscal 1996 compensation are described above.

Mr. Donnelly has entered into a consulting agreement with the Company to serve as chairman and consultant to C&L Communications, Inc. ("C&L"), one of the Company's subsidiaries. Upon expiration or termination of the agreement, the Company will pay Mr. Donnelly 10% of the "increase in value" of C&L. The increase in value is defined generally as the previous fiscal year's net pre-tax earnings of C&L, multiplied by four, minus $9 million. During fiscal 1995 Mr. Donnelly's consulting agreement was amended to provide for an extension of the term of the agreement from December 23, 1996 to March 31, 1997, and Mr. Donnelly was provided an option to extend the term one additional year. Also, Mr. Donnelly has the ability to obtain a loan from the Company at the prime rate, not to exceed 25% of the amount accrued by the Company for the estimated payment due at the termination of the agreement.
No amounts have been loaned to Mr. Donnelly pursuant to this provision. In addition Mr. Donnelly is paid $50,000 per year in accordance with the agreement. Mr. Donnelly also performed other consulting services for the Company for which he was paid $4,375.

Mr. Lieberman is in private law practice. During fiscal 1996, Mr. Lieberman performed tax consulting services for the Company for which he was paid $4,850.

Messrs. Barr and Bailey, who were former directors of the Company, were paid an aggregate of $15,750 during fiscal 1996 for various consulting services.

Board of Directors Report on Executive Compensation

This report documents the Board's compensation policies and the Board's basis for the Chairman's compensation in fiscal 1996.


In fiscal 1996, Messrs. Fisher, Runge and Lilly were compensated under the Agreements which were entered into during the year (see "Employment Agreements"). The terms of the Agreements were established by the Board based upon discussion among Board members and their belief as to what reasonable compensation should be. Mr. Lilly also received a grant of 78,750 stock options in connection with his Employment Agreement. Mr. Lilly received these stock options as an incentive to become an employee of the Company.


During fiscal 1996, Messrs. Fisher Runge and Lilly each received the minimum salary under the Agreements. In addition, in accordance with the terms of the Agreements, Messrs. Fisher, Runge and Lilly received bonuses in connection with the Company's acquisition of Valley Communications, Inc. and the Company's acquisition of an additional 30% interest in Sattel.

Mr. Miswald's bonus and salary are established by Mr. Fisher at levels that he considers to be appropriate and reasonable. In fiscal 1996, Mr. Miswald also received a discretionary stock option.

                                   Respectfully submitted by:

                                   Richard Y. Fisher     Jay M. Lieberman
                                   Donald E. Runge       Jack E. Donnelly
                                   Sydney B. Lilly

                             PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock over the last five fiscal years with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and with an index compiled by the Company of issuers with similar market capitalizations. The Company elected to compare shareholder returns to an index of similarly capitalized issuers because it was unable to identify a published industry or line-of-business index which closely resembled its mix of businesses. This index was developed in June 1993 based upon companies with similar capitalizations. The issuers included in the index are; Cimco, Inc., Cobra Electronics Corporation, Courier Corporation, Davis Water & Waste Industries, Inc., Frequency Electronics, Inc., Greenman Bros. Inc., Jay Jacobs, Inc., Lindberg Corporation, Mickelberry Corporation and Sharper Image Corporation. The graph assumes $100 was invested on April 1, 1991 in the Company's Common Stock and the Standard & Poor's 500 Stock Index and assumes the reinvestment of dividends. The index of similarly capitalized issuers (Peer Group) was calculated based on an initial $100 investment weighted annually according to the beginning of the period market capitalization of the companies and assumes the reinvestment of dividends.

                            PERFORMANCE GRAPH
                   COMPARISON OF CUMULATIVE TOTAL RETURN*
                   From April 1, 1991 to March 30, 1996

                         1991     1992     1993     1994     1995     1996
- --------------------------------------------------------------------------
The Diana Corporation    $100     $ 64     $189     $308     $154     $951
- --------------------------------------------------------------------------
S&P 500                   100      111      128      130      150      198
- --------------------------------------------------------------------------
Peer Group                100       98       86       95       99      134

__________
     *Assumes $100 invested on April 1, 1991.

Certain Transactions

The Company's directors have certain business relationships with the Company. See "Compensation Committee Interlocks and Insider Participation."

On January 16, 1996, the Company acquired an additional 30% ownership interest in Sattel from Sattel Technologies, Inc. ("STI"). The Company issued 350,000 shares of common stock to STI in connection with this transaction. On May 3, 1996, the Company and STI entered into a Supplemental Agreement to amend the Exchange Agreement entered into on January 16, 1996. STI agreed to convey to the Company an additional 15% of Sattel and 50,000 shares of common stock of the Company in exchange for being released from the obligation to pay for certain product development and STI's proportionate share of a $10 million capital contribution to Sattel. STI's effective ownership of Sattel was reduced to approximately 4% as a result of all of these transactions. In addition, Sattel outsources manufacturing, procurement of raw materials and final assembly and test of finished systems to STI. In fiscal 1996, Sattel paid $1,295,000 to STI for these services.

Compliance with Section 16(a) of the Exchange Act

Based on information available to it, the Company is not aware that any director, officer or beneficial owner of 10% of the Common Stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during the last fiscal year, except Mr. Lieberman, a director of the Company, who filed one late Form 4 with respect to one transaction and Mr. Miswald, an officer of the Company, who filed one late Form 4 with respect to one transaction.

Auditors

Price Waterhouse LLP is the Company's independent public accountant. A representative of Price Waterhouse LLP is not expected to be present at the meeting.

Shareholder Proposals for the Next Annual Meeting

Any proposal of a shareholder intended to be presented at the Company's next annual meeting of shareholders must be received by the Company for consideration for inclusion in the proxy statement and form of proxy for that meeting no later than April 2, 1997.

Other Matters

Management is not aware of any other matters which may be brought before the meeting. If other matters not now known come before the meeting, or any adjournments thereof, the persons named in the accompanying form of proxy or their substitutes will vote such proxy in accordance with their best judgment.



                                        /s/ R. Scott Miswald
                                               Secretary




Milwaukee, Wisconsin
July 31, 1996


                 YOUR COOPERATION IN SIGNING AND RETURNING
                  YOUR PROXY WILL BE GREATLY APPRECIATED.